Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED COLLABORATION AGREEMENT

by and among

PYXIS ONCOLOGY, INC.,

ALLOY THERAPEUTICS, INC.

and

VOXALL THERAPEUTICS, LLC

effective as of March 30, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 COLLABORATION		10
2.1	Overview	10
2.2	Selection of Targets	11
2.3	Research Plan	11
2.4	Joint Steering Committee	12

ARTICLE 3 EXCLUSIVE OPTION		15
3.1	Delivery of Data Package	15
3.2	Option Compounds	15
3.3	Review Rights During Option Term	15
3.4	Exclusive Option Grant	16
3.5	Exclusive Option Exercise	16
3.6	Preservation of Program Assets; Company Reserved Rights	18
3.7	Government Approvals	18

ARTICLE 4 INTELLECTUAL PROPERTY		20
4.1	Prosecution and Maintenance	20
4.2	Enforcement	21
4.3	Defense	22
4.4	Recovery	23

ARTICLE 5 CONFIDENTIALITY		24
5.1	Nondisclosure	24
5.2	Exceptions	24
5.3	Authorized Disclosure	25
5.4	Terms of this Agreement	25
5.5	Securities Filings; Disclosure under Applicable Law	25
5.6	Publicity	26
5.7	Use of Names	26

ARTICLE 6 REPRESENTATIONS AND WARRANTIES; COVENANTS		26
6.1	Representations and Warranties of Each Party	26
6.2	Representations and Warranties of the Company	27
6.3	Covenants	27
6.4	Disclaimer	27

ARTICLE 7 LIMITATION OF LIABILITY		28
7.1	LIMITATION OF LIABILITY	28

ARTICLE 8 TERM AND TERMINATION		28
8.1	Term	28
8.2	Termination for Material Breach	28
8.3	Termination for Bankruptcy	29
8.4	Termination for Patent Challenge	29
8.5	Effects of Termination	29
8.6	Surviving Provisions	29

TABLE OF CONTENTS

(continued)

Page

ARTICLE 9 MISCELLANEOUS		30
9.1	Severability	30
9.2	Notices	30
9.3	Assignment	31
9.4	Waivers and Modifications	31
9.5	Governing Law	31
9.6	Dispute Resolution	32
9.7	Relationship of the Parties	33
9.8	Fees and Expenses	33
9.9	Third Party Beneficiaries	33
9.10	Counterparts	33
9.11	Interpretation	33
9.12	Further Assurances	34
9.13	Entire Agreement	34

EXHIBITS

Exhibit A	Draft Research Plan for Initial Selected Target 1
Exhibit B	Draft Research Plan for Initial Selected Target 2
Exhibit C	Form of License Agreement

ii

AMENDED AND RESTATED COLLABORATION AGREEMENT

This AMENDED AND RESTATED COLLABORATION AGREEMENT (this “Agreement”) is entered into as of September 28, 2021, to be effective as of March 30, 2021 (the “Effective Date”), by and among Pyxis Oncology, Inc., a Delaware corporation, having offices at 35 CambridgePark Drive, Cambridge, MA 02140 (“Pyxis”), Alloy Therapeutics, Inc., a Delaware corporation, having offices at 44 Hartwell Avenue, Suite 2, Lexington, MA 02421 (“Alloy”), and Voxall Therapeutics, LLC, a Delaware limited liability company, having offices at 44 Hartwell Avenue, Suite 2, Lexington, MA 02421 (the “Company”). Pyxis, Alloy and the Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Pyxis is an immuno-oncology company focused on developing novel therapies to help patients defeat difficult to treat cancers;

WHEREAS, Alloy has developed Alloy-Gx, a proprietary suite of immunocompetent transgenic mice enabling best-in-class in vivo human antibody discovery;

WHEREAS, Pyxis and Alloy desire to create, contribute assets to and capitalize a new venture, operated through the Company, to identify and select biological targets (the “Targets”), and to create development candidate antibodies against those Targets (“Development Candidates”) that meet pre-specified criteria, for further pre-clinical development and, if applicable, clinical development and commercialization;

WHEREAS, simultaneously with entering into this Agreement, (a) Pyxis and the Company are entering into a contribution agreement pursuant to which Pyxis shall make certain initial contributions to the Company in exchange for Class A common units of the Company (the “Pyxis Contribution Agreement”), which initial contributions include the execution of a license agreement in order to enable the Company to use certain intellectual property controlled by Pyxis (the “Pyxis License Agreement”), (b) Pyxis and the Company are entering into a services agreement pursuant to which Pyxis shall provide certain services to the Company (the “Pyxis Services Agreement”), (c) Alloy and the Company are entering into a contribution agreement pursuant to which Alloy shall make certain initial contributions to the Company in exchange for Class A common units of the Company, which initial contributions include the execution of a license agreement in order to enable the Company to use certain intellectual property controlled by Alloy Therapeutics, LLC (“Alloy LLC”) (the “Alloy License Agreement”), and the execution of a master services agreement pursuant to which Alloy LLC shall provide certain services to the Company (the “Alloy Services Agreement”), and (d) Pyxis, Alloy and the Company are entering into an operating agreement providing for the governance of the Company and the rights of Pyxis and Alloy with respect thereto (the “Operating Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement in order to (i) form a joint steering committee to oversee the collaboration among the Parties with respect to the identification and selection of Targets and the initiation of research programs relating to the creation and pre-clinical development of Development Candidates directed to such Targets, including the services to be provided by each of Pyxis and Alloy (or Alloy LLC, on Alloy’s behalf) to the Company under their respective services agreements (the “Collaboration,” and the activities to be conducted by each Party in furtherance thereof, the “Collaboration Activities”), and the scientific, technical and strategic decisions relating thereto, and (ii) provide for certain rights and obligations of the Parties with respect to the further development and commercialization of Development Candidates that meet pre-specified criteria.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.

1.1 “Acquired Person” has the meaning set forth in Section 1.17.

1.2 “Affiliate” means, with respect to any Person, any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage that is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. For the avoidance of doubt, Alloy LLC is an Affiliate and subsidiary of Alloy. Notwithstanding the foregoing, for purposes of this Agreement, (i) Pyxis and the Company shall not be deemed to be Affiliates of each other, (ii) Alloy and the Company shall not be deemed to be Affiliates of each other, (iii) Alloy LLC and the Company shall not be deemed to be Affiliates of each other, (iv) Pyxis and Alloy shall not be deemed to be Affiliates of each other, and (v) Pyxis and Alloy LLC shall not be deemed to be Affiliates of each other.

1.3 “Agreement” has the meaning set forth in the Preamble.

1.4 “Alloy” has the meaning set forth in the Preamble.

1.5 “Alloy License Agreement” has the meaning set forth in the Recitals.

1.6 “Alloy LLC” has the meaning set forth in the Recitals.

1.7 “Alloy Services Agreement” has the meaning set forth in the Recitals.

1.8 “Antitrust Filings” has the meaning set forth in Section 3.7.2.

1.9 “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws of the United States (or a state or territory thereof) or any other Governmental Authority that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.10 “Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, Governmental Authorities other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder. Applicable Laws shall include GCP, GLP and GMP.

1.11 “Arbitration Request” has the meaning set forth in Section 9.6.2(a).

1.12 “Arbitrators” has the meaning set forth in Section 9.6.2(b).

1.13 “Board” means the Board of Directors of the Company.

1.14 “Budget” has the meaning set forth in Section 2.3.1.

1.15 “Business Day” means any day other than Saturday or Sunday on which banking institutions in Boston, Massachusetts are open for business.

1.16 “Change of Control” means, with respect to a Person (an “Acquired Person”), the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Acquired Person; (b) such Acquired Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Acquired Person immediately preceding such consolidation or merger; or (c) the Acquired Person sells or transfers to another Person all or substantially all of its assets; provided, however, that a Change of Control shall not include any transaction or series of transactions principally for bona fide venture capital financing purposes in which cash is received by the Acquired Person in consideration for the issuance by the Acquired Person of its equity securities or indebtedness of such Acquired Person is cancelled or converted or a combination thereof.

1.17 “Clinical Trial” means any human clinical trial of a pharmaceutical or biological product.

1.18 “Collaboration” has the meaning set forth in the Recitals.

1.19 “Collaboration Activities” has the meaning set forth in the Recitals.

1.20 “Collaboration Term” has the meaning set forth in Section 2.1.

1.21 “Commercialization” means any and all activities directed to the commercialization of a product, including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well as all regulatory compliance with respect to the foregoing. For clarity, Commercialization does not include Manufacturing or Development. When used as a verb, “Commercialize” means to engage in Commercialization.

1.22 “Company” has the meaning set forth in the Preamble.

1.23 “Confidential Information” means, with respect to a Party, all confidential and proprietary information, including chemical or biological materials, chemical structures, sequence information, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Know-How, processes, regulatory filings, reports, strategies, techniques, or other information, in each case, that are disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form.

1.24 “Control”, “Controls” or “Controlled by” means, with respect to any item of or right under Patents or Know-How, the ability of a Party whether through ownership, license or other right (other than pursuant to this Agreement) to grant access to, license or sublicense such item or right without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.25 “Cure Period” has the meaning set forth in Section 8.2.

1.26 “Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).

1.27 “Data Package” means, on a Research Program-by-Research Program basis, with respect to any Development Candidate under such Research Program that Alloy has determined meets the applicable DC Criteria (such Development Candidate, the “Lead Development Candidate”), a data package containing the following, in each case to the extent not previously provided to the JSC: (a) chemical structure and sequence information for the Lead Development Candidate and any other Development Candidate under such Research Program that has been created and for which in vivo data exists (each such other Development Candidate, a “Package Compound”); (b) the key data Controlled by Alloy (or Controlled by the Company, as applicable) relating to the Lead Development Candidate; (c) a reasonably detailed analysis of such key data demonstrating that the Lead Development Candidate meets the applicable DC Criteria; and (d) a list of Patents (if any) claiming or covering the Lead Development Candidate or any such Package Compound.

1.28 “DC Criteria” has the meaning set forth in Section 2.1.

1.29 “Development” means: (a) research activities with respect to a product; or (b) preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, Clinical Trials (including Clinical Trials and other trials commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, Development does not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.30 “Development Candidate” has the meaning set forth in the Preamble.

1.31 “Disclosing Party” has the meaning set forth in Section 5.1.

1.32 “Dispute” has the meaning set forth in Section 9.6.1.

1.33 “DOJ” has the meaning set forth in Section 3.7.2.

1.34 “Effective Date” has the meaning set forth in the Preamble.

1.35 “Electronic Delivery” has the meaning set forth in Section 9.10.

1.36 “Enforceable Program Patents” means Program Patents other than Patents licensed to the Company or its Affiliates pursuant to the Pyxis License Agreement.

1.37 “Engagement Date” has the meaning set forth in Section 3.5.3.

1.38 “Exclusive Option” has the meaning set forth in Section 3.4.

1.39 “Execution Period” has the meaning set forth in Section 3.5.

1.40 “Executive Officers” has the meaning set forth in Section 2.4.5(b).

1.41 “Fair Market Value Consideration” means the fair market value consideration for the rights relating to the Program Assets for a particular Research Program as determined in accordance with Section 3.5.3.

1.42 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.43 “Firm” has the meaning set forth in Section 3.5.3.

1.44 “FTC” has the meaning set forth in Section 3.7.2.

1.45 “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting clinical trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.46 “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.47 “GMP” means all applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products, or finished pharmaceutical or biological products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical or biological product, as applicable.

1.48 “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.49 “HSR Clearance Date” has the meaning set forth in Section 3.7.2.

1.50 “HSR Filing” has the meaning set forth in Section 3.7.2.

1.51 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries.

1.52 “Information Request” has the meaning set forth in Section 3.3.1.

1.53 “Infringement” has the meaning set forth in Section 4.2.1.

1.54 “Initial Selected Target 1” has the meaning set forth in Section 2.2.1.

1.55 “Initial Selected Target 2” has the meaning set forth in Section 2.2.1.

1.56 “Initial Selected Targets” has the meaning set forth in Section 2.2.1.

1.57 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.4.1.

1.58 “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.59 “Lead Development Candidate” has the meaning set forth in Section 1.32.

1.60 “License Agreement” means a License Agreement in the form attached hereto as Exhibit C.

1.61 “License Effective Date” has the meaning set forth in Section 3.7.2.

1.62 “MAA” means an application, including a biologics license application (BLA) or new drug application (NDA), for the authorization to market a compound or product in any country or group of countries, as defined in the Applicable Laws and filed with the Regulatory Authority of a given country or group of countries, and all additions, amendments, supplements, extensions and modifications thereto.

1.63 “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control. For clarity, Manufacturing does not include Development or Commercialization.

1.64 “Operating Agreement” has the meaning set forth in the Recitals.

1.65 “Option Compound” has the meaning set forth in Section 3.2.

1.66 “Option Exercise Notice” has the meaning set forth in Section 3.5.

1.67 “Option Term” means, on a Research Program-by-Research Program basis:

1.67.1 with respect to the first Research Program, the time period:

(a) commencing on the date when all of the following conditions have been satisfied (such date, the “Option Start Date”): (i) the JSC and the Board have received the Data Package for the Lead Development Candidate generated under such Research Program; and (ii) the JSC has determined, and the Board has confirmed, that such Lead Development Candidate meets the DC Criteria therefor and constitutes an Option Compound in accordance with Section 3.2; and

(b) ending on the earlier of (i) two hundred seventy (270) days following the Option Start Date, and (ii) ninety (90) days from the date that the JSC and the Board have received a Data Package for a second Development Candidate generated under such Research Program;

1.67.2 with respect to each other Research Program for which the conditions described in Section 1.67.1(a) have been met, the time period (a) commencing on the Option Start Date for such Research Program and (b) ending ninety (90) days following such Option Start Date.

1.68 “Package Compound” has the meaning set forth in Section 1.27.

1.69 “Party” and “Parties” have the meaning set forth in the Preamble.

1.70 “Patent(s)” means all patents and patent applications Controlled by a Party, either solely or jointly, in any country or supranational jurisdiction including any provisionals, substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, and all foreign counterparts thereof.

1.71 “Patent Challenge” has the meaning set forth in Section 8.4.

1.72 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or agency, or any other entity not specifically listed herein.

1.73 “Predetermined Consideration” means the consideration set forth in Exhibit A to the form of the License Agreement attached hereto as Exhibit C.

1.74 “Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.75 “Program Assets” means, with respect to a particular Research Program, collectively, the Development Candidates, the Program IP and the Research Program Materials in such Research Program.

1.76 “Program IP” means, with respect to a particular Research Program, the Program Patents and the Program Know-How.

1.77 “Program Know-How” means, with respect to a particular Research Program, any Know-How Controlled by the Company or any of its Affiliates as of the Effective Date or thereafter during the Collaboration Term that is necessary or reasonably useful to exploit in any manner the Development Candidates in such Research Program.

1.78 “Program Patents” means, with respect to a particular Research Program, any and all Patents Controlled by the Company or its Affiliates as of the Effective Date or at any time during the Collaboration Term that claim or cover the Development Candidates in such Research Program.

1.79 “Prosecutable Program Patents” means Program Patents other than Patents licensed to the Company or its Affiliates pursuant to the Pyxis License Agreement.

1.80 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent, as well as reexaminations, reissues, appeals, post grant reviews (PGRs), inter partes reviews (IPRs) and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, positions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.81 “Pyxis” has the meaning set forth in the Preamble.

1.82 “Pyxis Contribution Agreement” has the meaning set forth in the Recitals.

1.83 “Pyxis License Agreement” has the meaning set forth in the Recitals.

1.84 “Pyxis Services Agreement” has the meaning set forth in the Recitals.

1.85 “Receiving Party” shall have the meaning set forth in Section 5.1.

1.86 “Regulatory Approval” means all approvals, licenses, permits, certifications and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a biological or pharmaceutical product for a particular indication in a country in the world (including any Pricing Approvals, as necessary), and including the approvals by the applicable Regulatory Authority of any expansion of the label for such indication.

1.87 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, sale, reimbursement or pricing of a product in a country, including in the United States the FDA.

1.88 “Research Plan” has the meaning set forth in Section 2.3.1.

1.89 “Research Program” has the meaning set forth in Section 2.1.

1.90 “Research Program Materials” means, with respect to a particular Research Program, the Program Know-How consisting of compositions of matter, cells, cell lines, assays, biomarkers and any other physical, biological or chemical materials for such Research Program, including physical embodiments of any Development Candidates, in each case: (a) discovered, generated, invented, made, conceived or reduced to practice by or on behalf of the Company, whether solely or jointly with Pyxis, Alloy or any Third Party, in the performance of such Research Program; or (b) otherwise utilized by or on behalf of the Company in the performance of such Research Program.

1.91 “Securities Regulators” has the meaning set forth in Section 5.3.1(a).

1.92 “Selected Target” has the meaning set forth in Section 2.1. For clarity, the Selected Targets shall include the Initial Selected Targets.

1.93 “Targets” has the meaning set forth in the Preamble.

1.94 “Term” has the meaning set forth in Section 8.1.

1.95 “Third Party” means any Person other than Pyxis, Alloy, Alloy LLC or the Company that is not an Affiliate of Pyxis, Alloy or the Company.

1.96 “Third Party Acquisition” means the acquisition by a Party of a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of such Third Party or of any operating or business division of such Third Party or similar transaction).

1.97 “Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.

1.98 “Third Party Infringement Claim” has the meaning set forth in Section 4.3.1.

1.99 “United States” or “U.S.” means the United States of America and its territories and possessions, including without limitation the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

ARTICLE 2

COLLABORATION

2.1 Overview. The purpose of the Collaboration is to (a) designate up to six (6) Targets in accordance with Section 2.2.1 and Section 2.4.2(b) (each such selected Target, a “Selected Target”), and (b) for each Selected Target, create Development Candidates directed towards each Selected Target and perform certain pre-clinical development activities relating thereto in order to identify at least one (1) such Development Candidate that meets certain pre-specified criteria (the “DC Criteria”). The Collaboration shall be conducted on a Selected Target-by-Selected Target basis and each Selected Target shall have its own research program (each such program, a “Research Program”). As provided in Section 2.3.4, the Parties shall establish a Joint Steering Committee to oversee the Collaboration. Each Research Program for which the conditions described in Section 1.67.1(a) have been met shall be subject to Pyxis’s Exclusive Option during the applicable Option Term as set forth in Article 3. The term of each Research Program (the “Collaboration Term”) shall commence (i) with respect to the Research Program for each Initial Selected Target, on the date that the Research Plan for such Research Program is executed by Alloy and Pyxis, or (ii) with respect to each subsequent Research Program, upon the later to occur of (I) the date that the initial Research Plan for such Research Program is approved by the JSC and confirmed by the Board and (II) the date that such initial Research Plan is executed by Alloy and Pyxis (which JSC approval (and Board confirmation) and execution by Alloy and Pyxis must occur prior to the third (3rd) anniversary of the Effective Date), and, unless terminated by the Board pursuant to Section 2.4.2 or terminated pursuant to Article 8, shall expire upon the earliest of: (A) if a Development Candidate under such Research Program achieves the applicable DC Criteria (as determined by the JSC and confirmed by the Board in accordance with Section 3.2), (x) the occurrence of the License Effective Date for such Research Program if Pyxis exercises its Exclusive Option during the applicable Option Term or (y) the expiration of the Option Term for such Research Programs if Pyxis does not exercise its Exclusive Option during such Option Term; or (B) the completion of the activities under the Research Plan for such Research Program if no Development Candidate achieves the applicable DC Criteria.

2.2 Selection of Targets.

2.2.1 Process for Selection and Confirmation of Selected Targets. As of the Effective Date, the Parties have designated [***] (“Initial Selected Target 1”) and [***] (“Initial Selected Target 2” and, together with Initial Selected Target 1, the “Initial Selected Targets”) as the first two Selected Targets. The JSC shall be responsible for designating up to four (4) additional proposed Selected Targets in accordance with Section 2.4.2(b), subject to confirmation by the Board. The co-chairpersons of the JSC from each of Pyxis and Alloy shall notify the Board in writing as soon as possible after the JSC has designated a proposed Selected Target. The Board shall have a period of [***] after notification of such designation to confirm (or decline to confirm) the JSC’s designation in accordance with the terms of the Operating Agreement. Upon such confirmation by the Board, the proposed Selected Target shall be deemed to be a Selected Target hereunder.

2.2.2 Termination of a Research Program. The JSC shall have the right to terminate a Research Program in accordance with Section 2.4.2(h), subject to confirmation by the Board. The co-chairpersons of the JSC from each of Pyxis and Alloy shall notify the Board in writing as soon as possible after the JSC has approved the termination of a Research Program. The Board shall have a period of [***] after notification of such designation to confirm (or decline to confirm) the JSC’s decision in accordance with the terms of the Operating Agreement. Upon such confirmation by the Board, the applicable Research Program shall be terminated hereunder and the Target that is the subject of such Research Program shall no longer be deemed to be a Selected Target hereunder. Research Plan.

2.3.1 Preparation of Initial Research Plan for each Research Program. The Parties shall conduct their respective activities for each Research Program pursuant to a research plan executed by Alloy and Pyxis (as such plan may be amended hereunder from time to time, a “Research Plan”). The Research Plan for each Research Program shall include, at a minimum, the following information: (a) the activities to be performed by Pyxis under the Pyxis Services Agreement, including a timeline for such activities; (b) the activities to be performed by Alloy LLC under the Alloy Services Agreement, including a timeline for such activities; (c) the activities to be performed by any Third Party, other than Third Party subcontractors engaged by Pyxis under the Pyxis Services Agreement or by Alloy under the Alloy Services Agreement, including a timeline for such activities; (d) the budget for the activities to be performed under the Research Plan (the “Budget”); and (e) the DC Criteria for such Research Program. An initial draft of the Research Plan for the Research Program for Initial Selected Target 1 is attached hereto as Exhibit A and an initial draft of the Research Plan for the Research Program for Initial Selected Target 2 is attached hereto as Exhibit B. For clarity, neither the Research Plan for the Research Program for Initial Selected Target 1 nor the Research Plan for the Research Program for Initial Selected Target 2 has been approved as of the Effective Date, and each such Research Plan shall only become effective upon execution thereof by both Alloy and Pyxis (provided that neither JSC approval nor Board confirmation will be required for either such Research Plan). The Parties shall cooperate in good faith to prepare and submit to the JSC an initial draft of the Research Plan for each additional Research Program within [***] after the JSC has designated and the Board has confirmed an additional Selected Target in accordance with Section 2.2. The JSC shall review and approve the initial version of each such Research Plan in accordance with Section 2.4.5. The co-chairpersons of the JSC from each of Pyxis and Alloy shall notify the Board in writing as soon as possible after the JSC has approved the initial version of each such Research Plan. The Board shall have a period of [***] after notification of such approval to confirm (or decline to confirm) the aggregate amount of the Budget set forth in such Research Plan in accordance with the terms of the Operating Agreement. For clarity, the activities under a Research Plan shall not commence until the JSC has approved the Research Plan and the Board has confirmed the aggregate amount of the Budget set forth in such Research Plan. The Research Plan for the Research Program for each Initial Selected Target shall, upon execution thereof by Alloy and Pyxis, be deemed incorporated into this Agreement. Each other Research Plan shall, upon execution thereof by Alloy and Pyxis and approval thereof by the JSC (as confirmed by the Board), be deemed incorporated into this Agreement. In the event of any conflict between the terms of this Agreement and the terms of a Research Plan, the terms of this Agreement shall control.

2.3.2 Updates and Amendments to the Research Plans. Each Research Plan shall be reviewed and updated by the JSC from time to time in accordance with Sections 2.4.2 and 2.4.5. During the Collaboration Term of each Research Program, each Party shall have the right to submit to the JSC in writing proposed amendment(s) to the Research Plan for such Research Program, which amendment(s) shall be approved or rejected in accordance with Section 2.4.5. Any amendment to a Research Plan that materially increases the aggregate amount of the Budget must also be confirmed by the Board before such amendment may take effect. The co-chairpersons of the JSC from each of Pyxis and Alloy shall notify the Board in writing as soon as possible after the JSC has approved any such amendment. The Board shall have a period of [***] after notification of such approval to confirm (or decline to confirm) such amendment in accordance with the terms of the Operating Agreement.

2.3.3 Services Agreements. Pyxis and the Company agree that the Statement of Work (as such term is defined in the Pyxis Services Agreement) for each Research Program under the Pyxis Services Agreement will be consistent in all material respects with the terms of the Research Plan for such Research Program approved by the JSC. Alloy and the Company agree that the Work Order (as such term is defined in the Alloy Services Agreement) for each Research Program under the Alloy Services Agreement will be consistent in all material respects with the terms of the Research Plan for such Research Program approved by the JSC.

2.3.4 Alloy LLC. Alloy will cause Alloy LLC to perform its obligations under the Alloy License Agreement and the Alloy Services Agreement, and will be responsible for any breach of the Alloy License Agreement or the Alloy Services Agreement by Alloy LLC.

2.4 Joint Steering Committee.

2.4.1 Composition. Within [***] after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”), as more fully described in this Section 2.4. The JSC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may agree) from each of Pyxis and Alloy. Each of Pyxis and Alloy may replace any or all of its representatives on the JSC at any time upon written notice to the other Parties. The JSC shall have at least one (1) representative from each such Party with requisite decision-making authority such that the JSC is able to effectuate all of its decisions within the scope of its responsibilities. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC; provided, that each of Pyxis and Alloy shall continue to be obligated to have at least one (1) representative from such Party at each meeting of the JSC with requisite decision-making authority such that the JSC is able to effectuate all of its decisions within the scope of its responsibilities. Each Party may, in its reasonable discretion, invite non-member representatives of such Party described in Section 5.3.1(b)(i) to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 5. A JSC representative of each of Pyxis and Alloy shall be designated as the co-chairperson to oversee the operation of the JSC.

2.4.2 Responsibilities. During the Term, the JSC shall have the following responsibilities, subject to Section 2.4.5:

(a) serve as a forum for the Parties to discuss the Collaboration;

(b) designate up to four additional proposed Selected Targets;

(c) review and approve the initial Research Plan submitted by the Parties for the Research Program for each Selected Target other than the Initial Selected Targets;

(d) review and update the Research Plan for each Research Program from time to time, including, if applicable, adopting any amendments to such Research Plans;

(e) review and oversee the Collaboration Activities performed by the Parties, including the Collaboration Activities to be performed by Pyxis under the Pyxis Services Agreement and the Collaboration Activities to be performed by Alloy LLC under the Alloy Services Agreement;

(f) review and discuss the data and other information relating to each Development Candidate submitted by Pyxis and Alloy to the JSC;

(g) review each Data Package submitted by Alloy and determine whether the Lead Development Candidate that is the subject of such Data Package has met the DC Criteria;

(h) determine whether to terminate a Research Program, subject to confirmation by the Board as set forth in Section 2.2.2; and

(i) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed by the Parties from time to time.

2.4.3 Meetings. During the Term, the JSC shall meet at least once each calendar quarter and more or less frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Meetings of the JSC may occur in person, by telephone or by video conference; provided, that at least one (1) of the JSC meetings per calendar year shall be held in person. Meetings of the JSC that are held in person shall alternate between the offices of Pyxis and Alloy, or such other places as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the JSC. Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JSC, including travel expenses.

2.4.4 Minutes. A representative from each Party shall be responsible for jointly preparing and circulating draft minutes of each meeting of the JSC including (a) a summary description of the discussions at the meeting, (b) a list of any actions, decisions or determinations approved by the JSC, and (c) a list of any issues to be resolved by the Executive Officers pursuant to Section 2.4.5(b). Draft minutes shall be deemed to be finalized, true and accurate minutes of a meeting only after approved by the co-chairpersons of the JSC from each of Pyxis and Alloy. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers, definitive minutes of all JSC meetings shall be finalized no later than [***] after the meeting to which the minutes pertain.

2.4.5 Decisions of the JSC.

(a) Except as otherwise provided herein, each of Pyxis and Alloy shall have one (1) vote for all matters subject to the authority of the JSC, and all decisions of the JSC shall be made by consensus.

(b) If the JSC is unable to reach consensus within [***] after it has met and attempted to reach a decision, then either Pyxis or Alloy may, by written notice to the other Parties, have the issue referred for resolution to an executive officer of Pyxis, or any other person with requisite decision-making authority that Pyxis designates from time to time, and an executive officer of Alloy, or any other person with requisite decision-making authority that Alloy designates from time to time (collectively, the “Executive Officers”). The Executive Officers shall meet by telephone or in person promptly to discuss the matter submitted and to determine a resolution.

(c) Notwithstanding Section 9.6, if the Executive Officers are unable to determine a resolution within [***] after the matter was referred to them, then the matter shall be referred for resolution to the Board in accordance with the terms of the Operating Agreement.

(d) The JSC shall not have the authority or power to (i) amend, modify or waive compliance with the terms or provisions of this Agreement or any other agreement between or among any of the Parties, or (ii) otherwise impose additional financial or other obligations on a Party without the consent of such Party.

2.4.6 Subcommittees. From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the scope of its authority, as it deems necessary or advisable. Each subcommittee shall consist of such number of members with such expertise as the JSC determines to be appropriate from time to time; provided, that unless otherwise agreed each subcommittee shall have an equal number of representatives from each of Pyxis and Alloy.

2.4.7 Reporting to the JSC. At least [***] prior to each meeting of the JSC, the co-chairpersons of the JSC from each of Pyxis and Alloy shall circulate to the members of the JSC any reports, data or other deliverables provided by such Party to the Company under such Party’s services agreement since the last JSC meeting. Each of Pyxis and Alloy shall provide the JSC with quarterly reports (in the form of a slide deck presentation at the JSC meeting or other mutually-

agreed form) detailing its activities pursuant to the Research Plan for each pending Research Program and the results of such activities. Without limitation of the foregoing, each quarterly report provided by Alloy shall include a list of the Development Candidates generated by Alloy under each Research Program since the last JSC meeting along with chemical structure and sequence information for each such Development Candidate.

ARTICLE 3

EXCLUSIVE OPTION

3.1 Delivery of Data Package. Within [***] after the date on which Alloy determines that a Development Candidate for a given Research Program has met the DC Criteria, Alloy shall provide written notice thereof to the JSC and the Board, including the date of such determination. Within [***] after the date on which Alloy determines that a Development Candidate for a given Research Program has met the DC Criteria, (a) Alloy will deliver to the JSC and the Board a Data Package for such Research Program, and (b) the Company will deliver to the JSC (i) any components of the Data Package are in the possession and control of the Company and not Alloy, and (ii) a list of any exceptions to any of the Company’s representations and warranties set forth in the License Agreement that the Company would need to include in the event that Pyxis and the Company enter into a License Agreement for the applicable Research Program.

3.2 Option Compounds. Following receipt of the Data Package for a given Research Program, the JSC shall have a period of [***] to review such Data Package to determine whether the Lead Development Candidate for such Research Program has met the DC Criteria. The co-chairpersons of the JSC from each of Pyxis and Alloy shall notify the Board in writing as soon as possible (and in any event within [***]) after the JSC determines that the Lead Development Candidate has met the DC Criteria. If the JSC determines that the Lead Development Candidate has met the DC Criteria, the Board shall have a period of [***] after notification of such determination to review the Data Package and confirm (or decline to confirm) whether the Lead Development Candidate has met the DC Criteria. Any Lead Development Candidate that the JSC has determined, and the Board has confirmed, meets the applicable DC Criteria shall be referred to herein as an “Option Compound.”

3.3 Review Rights During Option Term.

3.3.1 Information Requests. On a Research Program-by-Research Program basis, from time to time during the Option Term for such Research Program, Pyxis may make reasonable written requests to the Company and Alloy for (i) any items that, in Pyxis’s reasonable determination made in good faith, should have been included in the Data Package for such Research Program, as applicable, but were not included therein, (ii) any additional data or information within such Party’s possession and control not expressly required to be included in such Data Package that is reasonably necessary for Pyxis to evaluate the Option Compound or any Package Compounds that are the subject of such Data Package, and (iii) documentation or information relating to the exceptions to the Company’s representations and warranties in the License Agreement set forth in the Data Package (each such written notice, an “Information Request”). The Company and Alloy shall use reasonable efforts to deliver to Pyxis the data and information in such Party’s possession and control responsive to such Information Request as promptly as practicable but in any event within [***] of receiving an Information Request.

3.3.2 Company Disclosure Schedule. If Pyxis exercises its Exclusive Option with respect to a given Research Program, the Company shall be entitled to update the exceptions to its representations and warranties in the License Agreement to make such representation and warranties as of the License Effective Date; provided, that (a) such updates may only reflect changes necessary to disclose events or occurrences that occur subsequent to the date of delivery of the Data Package, (b) Pyxis shall have (i) at least [***] before execution of a License Agreement to review any such updates and submit a reasonable request for documentation or information relating to such updates, and (ii) at least [***] to review any documentation or information that is responsive to such request, and the Execution Period shall be extended as necessary to accommodate such minimum time periods, and (c) based on such additional updates provided by the Company during the Execution Period, Pyxis shall have the right, upon written notice to the Company, to revoke its Option Exercise Notice at any time prior to the expiration of the Execution Period.

3.4 Exclusive Option Grant. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, the Company hereby grants to Pyxis an exclusive right, exercisable at any time during the applicable Option Term for such Research Program, to enter into (or to have an Affiliate enter into) a License Agreement with respect to such Research Program (including all Program Assets in such Research Program) on the terms and conditions set forth in the License Agreement (each, an “Exclusive Option”). For clarity, nothing herein shall prevent the Company and Pyxis from agreeing to enter into a License Agreement with respect to a Research Program at any time (in each of the Company’s and Pyxis’ sole discretion), including prior to the commencement of the Option Term for such Research Program.

3.5 Exclusive Option Exercise.

3.5.1 Option Exercise Notice; License Agreement. On a Research Program-by-Research Program basis, during the applicable Option Term, Pyxis will have the right, but not the obligation, to exercise the Exclusive Option for such Research Program in its sole discretion by delivering written notice of such exercise to the Company (in each case, the “Option Exercise Notice”). Pyxis will specify in the Option Exercise Notice whether the Predetermined Consideration or Fair Market Value Consideration will apply with respect to such Research Program in accordance with Sections 3.5.2 and 3.5.3. On a Research Program-by-Research Program basis, if Pyxis fails to provide its Option Exercise Notice before the expiration of the applicable Option Term, then Pyxis’s Exclusive Option will expire with respect to such Research Program. For the avoidance of doubt, Pyxis will only be required, and will only be permitted, to exercise its Exclusive Option for a given Research Program one (1) time (and will only be required to pay the option exercise fee set forth in the License Agreement for such Research Program one (1) time) regardless of the number of Development Candidates under such Research Program.

(a) If Pyxis specifies in the Option Exercise Notice that the Predetermined Consideration will apply with respect to a Research Program, then within [***] following the Company’s receipt of the Option Exercise Notice (as such period may be extended in accordance with Section 3.3.2, the “Execution Period” with respect to a License Agreement for Predetermined Consideration), and subject to Section 3.7 and Pyxis’s right to revoke its Option Exercise Notice under Section 3.3.2, Pyxis (or an Affiliate designated by Pyxis) and the Company will enter into a License Agreement with Predetermined Consideration with respect to such Research Program, and will update the exhibits and schedules thereto; provided, that any update to the exceptions to the Company’s representations and warranties in the License Agreement shall be made in compliance with Section 3.3.2.

(b) If Pyxis specifies in the Option Exercise Notice that the Fair Market Value Consideration will apply with respect to a Research Program, then within [***] following determination of the Fair Market Value Consideration in accordance with Section 3.5.3 (as such period may be extended in accordance with Section 3.3.2, the “Execution Period” with respect to a License Agreement for Fair Market Value Consideration), and subject to (i) Section 3.7, and (ii) Pyxis’s right to revoke its Option Exercise Notice under Section 3.3.2 or Section 3.5.3 or to modify the consideration that will apply with respect to such Research Program under Section 3.5.3, Pyxis (or an Affiliate designated by Pyxis) and the Company will enter into a License Agreement with Fair Market Value Consideration respect to such Research Program, and will update the exhibits and schedules thereto; provided, that any update to the exceptions to the Company’s representations and warranties in the License Agreement shall be made in compliance with Section 3.3.2.

3.5.2 License Agreement Consideration. Pyxis may elect to have the Predetermined Consideration set forth in Exhibit A to the form of License Agreement apply for any one (1), and only one (1), Research Program. For each other Research Program, Fair Market Value Consideration shall apply, which consideration shall be determined pursuant to Section 3.5.3 below. If at the end of the Term, (a) Pyxis and the Company have entered into one (1) or more License Agreements with Fair Market Value Consideration, and (b) Pyxis and the Company have not entered into a License Agreement with Predetermined Consideration, then within [***] of written notice by Pyxis to the Company, Pyxis and the Company shall amend one (1) of the existing License Agreements selected by Pyxis to include the Predetermined Consideration in place of the previously agreed Fair Market Value Consideration. For clarity, the Predetermined Consideration shall apply to the relevant amended License Agreement from and after the date of amendment and shall have no effect on amounts that were paid or became payable prior to the date of amendment.

3.5.3 Determining Fair Market Value. If, with respect to a Research Program, Pyxis elects in its Option Exercise Notice that Fair Market Value Consideration shall apply under the applicable License Agreement (or if Pyxis previously entered into a License Agreement (for a different Research Program) for which Predetermined Consideration applies), each of Pyxis and Alloy shall engage a mutually acceptable third party valuation firm (each, a “Firm”) within [***] of the date of the Option Exercise Notice (the date when each of Pyxis and Alloy have engaged a Firm, the “Engagement Date”). Each Firm will conduct an analysis of the fair market value of the applicable Research Program (including the Program Assets in such Research Program) and will present to the Parties its assessment of such fair market value as soon as practicable after the Engagement Date (and in any event within [***] after the Engagement Date), which assessment will ascribe values to (a) an upfront payment, (b) milestone payments and (c) a running royalty. If the fair market valuations of each Firm are within 10% of one another (based on the foregoing categories taken together), then the Firms will average the two valuations, and such average shall be deemed to be the Fair Market Value Consideration for the applicable Research Program. If such valuations are not within [***] of one another, the Parties will mutually agree upon a third Firm to perform its own valuation, and the average of (i) such third Firm’s valuation and (ii) the valuation of the other Firm whose valuation is closest to the third Firm’s valuation, shall be deemed to be the Fair Market Value Consideration for the applicable Research Program. For the avoidance of doubt, Exhibit A to the License Agreement for such Research Program shall be prepared in good faith by the Parties consistent with such Fair Market Value Consideration, as determined by the Firms (including with respect to the upfront payment, milestone payments and running royalty). Pyxis shall have the right, upon written notice to the Company following determination of the applicable Fair Market Value Consideration for a Research Program in accordance with this Section 3.5.3, to (1) revoke its Option Exercise Notice, or (2) if Pyxis and the Company have not previously entered into a License Agreement (for a different Research Program) for which Predetermined Consideration applies, elect to enter into a License Agreement for such Research Program at Predetermined Consideration. The Company shall reimburse Alloy for 100% of any reasonable and documented fees paid by Alloy to any Firm conducting fair market value analysis under this Section 3.5.3.

3.6 Preservation of Program Assets; Company Reserved Rights . Except as otherwise permitted under this Agreement, during the Term, the Company shall not and shall ensure that its Affiliates do not, on a Research Program-by-Research Program basis, (a) assign, transfer, convey or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey or dispose of, any Program Assets, or (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to or otherwise encumber any Program Assets, in each case ((a)-(b)) that would impair or conflict in any respect with any of the rights granted to Pyxis hereunder, including the Exclusive Option and the licenses that would be granted under any License Agreement. Notwithstanding the above or anything to the contrary herein, following any expiration or earlier termination of the Collaboration Term for a Research Program (but excluding any Research Program for which the Company and Pyxis enter into a duly executed License Agreement): (i) any antibody discovered, generated or created under such Research Program shall be deemed not to be a “Development Candidate,” “Lead Development Candidate,” “Package Compound” or “Option Compound” hereunder; and (ii) the Company shall have the right to exploit in any manner the Program Assets in such Research Program (including any antibody discovered, generated or created under such Research Program), including by licensing to any Third Party any such Program Asset.

3.7 Government Approvals.

3.7.1 Efforts. Each of Pyxis and the Company will use its commercially reasonable good faith efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of any proposed License Agreement under any Antitrust Law, including, if required by federal or state antitrust authorities, promptly taking commercially reasonable steps to secure government antitrust clearance, cooperating in good faith with any government investigation and by making an appropriate response to any request (including a second request) by a Governmental Authority for documents or information. Notwithstanding the foregoing, this Section 3.7.1 and the term “commercially reasonable good faith efforts” do not require that either Pyxis or the Company (a) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Pyxis, the Company or their respective Affiliates, (b) agree to any restrictions on the businesses of Pyxis, the Company or their respective Affiliates, or (c) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by any proposed License Agreement.

3.7.2 Antitrust Filings. At the written request of Pyxis, each of the Company and Pyxis will, or will cause their applicable Affiliate(s) to, within [***] after the execution of a License Agreement (or such later time as may be agreed to in writing by the Parties), prepare and file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR Filing required of such Party under the HSR Act and any other filings, notices, applications or other submissions required of such Party under Antitrust Laws (collectively, “Antitrust Filings”), in each case the necessity of which has been determined in the reasonable opinion of Pyxis with respect to the transactions contemplated by such License Agreement. Pyxis and the Company will cooperate with one another to the extent necessary in the preparation of any such Antitrust Filings. Pyxis and the Company will be responsible for their own costs, expenses, and filing fees associated with any Antitrust Filing; provided, further, that such Parties will equally share all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties will be the sole financial responsibility of such Party) required to be paid to any Governmental Authority in connection with making any such Antitrust Filing. In the event that Pyxis and the Company make any Antitrust Filing(s) under this Section 3.7.2, each of the Pyxis and the Company shall have the right to terminate the relevant License Agreement immediately upon written notice to the other such Party in the event that (a) the FTC or DOJ obtains a preliminary injunction under the HSR Act against such Parties to enjoin the transactions contemplated by such License Agreement or any other Governmental Authority enjoins the transactions contemplated by such License Agreement in accordance with Antitrust Laws, or (b) the HSR Clearance Date has not occurred and any other applicable antitrust clearances have not been obtained on or prior to two hundred seventy (270) days after the date of execution of the License Agreement. Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 3.7.2, none of the terms and conditions contained in the applicable License Agreement (including the obligation for Pyxis to make any payments thereunder), will be effective until the “License Effective Date,” which is agreed and understood to mean the later of (i) the date of execution of the License Agreement, or (ii) if a determination is made by Pyxis pursuant to this Section 3.7.2 that any Antitrust Filing(s) is required, the receipt of any such required antitrust clearance(s). As used herein: (1) “HSR Clearance Date” means the earliest date that all applicable waiting periods under the HSR Act with respect to the transactions contemplated by a License Agreement have expired or have been terminated; and (2) “HSR Filing” means a filing by the Company and Pyxis or their ultimate parent entities as that term is defined in the HSR Act with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the License Agreement, together with all required documentary attachments thereto.

3.7.3 Information Exchange. Each of the Company and Pyxis will, in connection with any Antitrust Filing: (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other such Party or its counsel informed of any communication (and if in writing, provide a copy to the other such Party and/or its counsel) received by such Party from or given by such Party to the FTC, the DOJ or any other Governmental Authority or in connection with any proceeding by a private party, in each case regarding the transactions contemplated by any proposed License Agreement; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with such private party, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or such private party, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) permit the other such Party or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority, or, in connection with any proceeding by a private party, to such private party; provided, that (i) materials may be redacted to remove references concerning the valuation of the business of Pyxis, and (ii) neither Party is required to share with the other Party its HSR Filing and the documents produced by such Party in response to Items 4c or 4d of its HSR Filing. The Company and Pyxis, as each deems advisable and necessary, may designate any competitively sensitive material to be provided to the other under this Section 3.7.3 as “Antitrust Counsel Only Material”. Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Pyxis, as the case may be) or the applicable Party’s legal counsel.

3.7.4 Assistance. Subject to this Section 3.7, at the reasonable request of Pyxis, the Company and Pyxis will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated by a License Agreement in accordance with applicable Antitrust Laws.

3.7.5 No Further Obligations. If a License Agreement is terminated pursuant to this Section 3.7, then, notwithstanding any provision in this Agreement to the contrary, neither the Company nor Pyxis will have any further obligation to the other Party with respect to the subject matter of such License Agreement, including any payment obligations on the part of Pyxis.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Prosecution and Maintenance.

4.1.1 Pre-License Effective Date. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program:

(a) Company First Right. The Company shall be responsible for the Prosecution and Maintenance of the Prosecutable Program Patents for such Research Program at its sole expense. The Company shall keep Pyxis reasonably informed of the status of such Prosecutable Program Patents and, prior to making any material filings or submissions to any Governmental Authority with respect to any of such Prosecutable Program Patents, shall provide a copy thereof to Pyxis for its review and comment. The Company shall provide Pyxis with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Prosecutable Program Patents before taking material action, and shall consider in good faith incorporating into the relevant filing or submission all reasonable comments consistent with this Agreement made thereon by Pyxis.

(b) Pyxis Back-up Right. The Company shall notify Pyxis of any decision not to file applications for, cease the Prosecution and Maintenance of, or not continue to pay the expenses for the Prosecution and Maintenance of, any Prosecutable Program Patent for such Research Program. The Company shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Prosecutable Program Patent. In such event, the Company shall permit Pyxis, at its expense, to file or to continue Prosecution and Maintenance of such Prosecutable Program Patent; provided, that Pyxis shall have no obligation to file or to continue Prosecution and Maintenance of any such Prosecutable Program Patent or to cover any expenses with respect thereto.

4.1.2 Post-License Effective Date. After Pyxis’ exercise of its Exclusive Option with respect to a particular Research Program, the Company and Pyxis will be subject to the Prosecution and Maintenance obligations set forth in the applicable License Agreement with respect to such Research Program. For the avoidance of doubt, the provisions of this Article 4 shall not limit in any way the Prosecution and Maintenance provisions of any License Agreement nor will the Prosecution and Maintenance provisions of any License Agreement limit in any way the provisions of Section 4.1.

4.1.3 Cooperation. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program, each of Pyxis and the Company hereby agrees to reasonably cooperate with one another with respect to the Prosecution and Maintenance of the Program Patents for such Research Program for which such Party is responsible pursuant to this Agreement, including by: (a) making its employees, and using reasonable efforts to make its licensees, sublicensees, independent contractors, agents and consultants, reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake Prosecution and Maintenance of such Program Patents as contemplated by this Agreement; and (b) endeavoring in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Prosecution and Maintenance of such Program Patents that are subject to this Agreement.

4.2 Enforcement.

4.2.1 Notice. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program, each of Pyxis and the Company shall promptly notify the other Party of any infringement by a Third Party of any Program Patent for such Research Program that the Company or any of its Affiliates has the right to enforce of which it becomes aware, including any declaratory judgment or similar action alleging the invalidity, unenforceability, or non-infringement with respect to such Program Patent (“Infringement”).

4.2.2 Pre-License Effective Date. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program:

(a) Company First Right. The Company shall have the first right, but not the obligation, to institute and control any legal action or take such other actions as it deems appropriate in connection with any actual or potential Infringement of any Enforceable Program Patent for such Research Program anywhere in the world, at its cost and expense. Pyxis shall have the right to be represented in any such action by counsel of its own choice at Pyxis’s sole cost and expense.

(b) Pyxis Back-up Right. If the Company determines not to institute a legal action with respect to a given Infringement of any Enforceable Program Patent for such Research Program pursuant to Section 4.2.2(a), it shall promptly notify Pyxis thereof in writing. If the Company provides such written notice, or the Company does not institute a legal action with respect to a given Infringement of any Enforceable Program Patent for such Research Program pursuant to Section 4.2.2(a) within [***] of becoming aware of such Infringement, Pyxis will thereupon have the right, but not the obligation, to institute and control any legal action or take such other actions as it deems appropriate in connection with such actual or potential Infringement, at its cost and expense. The Company shall have the right to be represented in any such action by counsel of its choice at the Company’s sole cost and expense.

4.2.3 Post-License Effective Date. After Pyxis’ exercise of its Exclusive Option with respect to a particular Research Program, the Company and Pyxis will be subject to the enforcement provisions set forth in the applicable License Agreement with respect to such Research Program. For the avoidance of doubt, the provisions of this Article 4 shall no limit in any way the enforcement provisions of any License Agreement nor will the enforcement provisions of any License Agreement limit in any way the provisions of Section 4.2.

4.2.4 Cooperation. At the request and expense of the Party prosecuting the relevant action pursuant to this Section 4.2, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as party to the action if required.

4.3 Defense.

4.3.1 Notice. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program, each of Pyxis and the Company shall promptly notify the other Party of any claim alleging that the Development, Manufacture or Commercialization of the Development Candidates under such Research Program infringes, misappropriates, or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement Claim”). In any such instance, Pyxis and the Company shall as soon as practicable thereafter discuss in good faith the best response to such notice of such Third Party Infringement Claim.

4.3.2 Pre-License Effective Date. On a Research Program-by-Research Program basis during the Collaboration Term for a Research Program:

(a) Company First Right. The Company shall have the first right, but not the obligation, to defend, and take other actions (including to settle) with respect to any claim of a Third Party Infringement Claim, at the Company’s sole discretion, cost, and expense; provided, that in no event shall the Company settle or otherwise compromise any Third Party Infringement Claim by admitting that any Enforceable Program Patent is invalid or unenforceable without first obtaining the prior written consent of Pyxis, which consent shall not be unreasonably withheld, conditioned, or delayed. Pyxis shall have the right to be represented in any such action by counsel of its own choice at Pyxis’s sole cost and expense.

(b) Pyxis Back-up Right. If the Company determines not to defend or take other actions (including to settle) with respect to any claim of a Third Party Infringement Claim pursuant to Section 4.3.2(a), it shall promptly notify Pyxis thereof in writing. If the Company provides such written notice, or the Company does not defend or take other actions (including to settle) with respect to any claim of a Third Party Infringement Claim pursuant to Section 4.3.2(a) within [***] of becoming aware of such Third Party Infringement Claim, Pyxis will thereupon have the right, but not the obligation, to defend, and take other actions (including to settle) with respect to any claim of a Third Party Infringement Claim, at Pyxis’s sole discretion, cost, and expense; provided, that in no event shall Pyxis settle or otherwise compromise any Third Party Infringement Claim by admitting that any Enforceable Program Patent is invalid or unenforceable without first obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed. The Company shall have the right to be represented in any such action by counsel of its own choice at the Company’s sole cost and expense.

4.3.3 Post-License Effective Date. After Pyxis’ exercise of its Exclusive Option with respect to a particular Research Program, the Company and Pyxis will be subject to the defense provisions set forth in the applicable License Agreement with respect to such Research Program. For the avoidance of doubt, the provisions of this Article 4 shall no limit in any way the defense provisions of any License Agreement nor will the enforcement provisions of any License Agreement limit in any way the provisions of Section 4.3.

4.3.4 Cooperation. At the request and expense of the Party defending the relevant action pursuant to this Section 4.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents and cooperating in discovery.

4.4 Recovery.

4.4.1 Pre-License Effective Date. Any recovery received as a result of any action under Section 4.2.2 or Section 4.3.2, as applicable, shall be allocated in the following order: (a) to reimburse the Party controlling the actions for the costs and expenses (including attorneys’ and professional fees) that such Party incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse the non-controlling Party for the costs and expenses (including attorneys’ and professional fees) that such Party incurred in connection with joining or cooperating with such action as provided under Section 4.2 or Section 4.3, as applicable, to the extent not previously reimbursed; and (c) the remainder of the recovery shall be distributed to the Company.

4.4.2 Post-License Effective Date. After Pyxis’ exercise of its Exclusive Option with respect to a particular Research Program, the Company and Pyxis will be subject to the allocations provisions set forth in the applicable License Agreement with respect to any recoveries resulting from any enforcement or defense proceeding.

ARTICLE 5

CONFIDENTIALITY

5.1 Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of another Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 5; and (c) not use such Confidential Information for any purpose except those permitted under this Agreement. The obligations of confidentiality, non-disclosure, and non-use under this Section 5.1 shall be in full force and effect from the Effective Date until five (5) years following the expiration of the Term; provided that, for any trade secret contained therein, such obligations shall survive after the foregoing period until such time as the relevant information is no longer a trade secret. The Receiving Party shall return all copies of or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the Disclosing Party pursuant to this Agreement within [***] after the expiration or termination of this Agreement; provided, however, that the Receiving Party may retain one (1) copy of all Confidential Information in archives solely for the purpose of establishing the contents thereof.

5.2 Exceptions.

5.2.1 General. Section 5.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a) was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself are published or available to the general public or in the rightful possession of the Receiving Party.

5.3 Authorized Disclosure.

5.3.1 Disclosure. Notwithstanding Section 5.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a) subject to Section 5.5, to comply with Applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any applicable jurisdiction) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation); and

(b) disclosure to (i) any of its officers, employees, consultants, agents, or Affiliates in connection with activities under this Agreement, or (ii) any actual or potential acquirers, investors, lenders or collaborators as part of their due diligence investigations, subject to prior written notice to the other Parties; provided, that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 5 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 5.3.1(b), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 5.3.1(b) to treat such Confidential Information as required under this Article 5.

5.3.2 Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 5.3, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

5.4 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of each Party (with each Party being the Receiving Party of such Confidential Information), and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Parties; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 5.3 or Section 5.5, as applicable.

5.5 Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Parties may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Parties with respect to the preparation and submission of a confidential treatment request for this Agreement.

5.6 Publicity.

5.6.1 Subject to Section 5.3, Section 5.5 and this Section 5.6.1, no Party shall, and shall cause its Affiliates not to, issue any press release, publication (including publications in journals, posters, presentations at conferences, and abstracts submitted in advance of conferences), or other public statement disclosing this Agreement, the activities and rights hereunder, or the transactions contemplated hereby, without first obtaining the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, that each Party shall be authorized to make any disclosure, without first obtaining the prior written consent of the other Parties, that is required by Applicable Law (including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934), the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Section 5.3 and Section 5.5, as applicable. The non-disclosing Party shall have at least [***] to review any proposed publication and shall have the right to (a) require modifications of any such publication: (i) to protect such Party’s Confidential Information; or (ii) for trade secret reasons or reasonable business reasons; and/or (b) delay such publication for an additional period up to [***] as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication. The contents of any press release, publication, or other public statement that has been reviewed and approved by a Party may be re-released without first obtaining such Party’s prior written consent in accordance with this Section 5.6.1.

5.6.2 Notwithstanding the foregoing Sections 5.6.1 and 5.4, the Parties shall mutually agree to a press release or public announcement regarding this Agreement and the terms hereof, such press release or public announcement to be issued promptly after the Effective Date, or as otherwise agreed by the Parties. Each Party shall be authorized to use the information disclosed in any mutually approved press release or public announcement without the need to seek further consent or approval thereof from the other Parties.

5.7 Use of Names. Except as otherwise expressly set forth herein, no Party (nor any of its respective Affiliates) shall use the name, trademark, trade name, or logo of any other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release, or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other such Party; provided, that such consent shall not be required to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded. Each Party shall be authorized to use the name, trademark, trade name, or logo of another Party in the manner that such other Party has previously approved, without the need to seek further consent or approval thereof from such other Party.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Parties as of the Effective Date that:

6.1.1 such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its incorporation or formation, as applicable, and has full power and authority (corporate or otherwise) to enter into this Agreement and to carry out the provisions hereof;

6.1.2 such Party has taken all necessary corporate or limited liability company action, as applicable, on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.1.3 this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief, and other equitable remedies;

6.1.4 the execution, delivery, and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

6.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement; and

6.1.6 it has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement.

6.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Pyxis as of the Effective Date that the Company has the full right and authority to grant all of the rights granted to Pyxis (or purported to be granted to Pyxis) hereunder, including the Exclusive Option, and neither the Company nor its Affiliates have granted any right or license to any Third Party that would conflict with or limit the scope of any of the rights granted to the Company hereunder, including the Exclusive Option.

6.3 Covenants. Each Party hereby covenants to the other Party that such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance with all Applicable Laws.

6.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT.

ARTICLE 7

LIMITATION OF LIABILITY

7.1 LIMITATION OF LIABILITY. NO PARTY, NOR ANY OF ITS RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTIES OR THEIR AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.1 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, OR FRAUD OR FOR BREACH OF ARTICLE 5.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 8, will remain in effect for [***] following the Effective Date (the “Term”); provided, however, that if the Collaboration Term for any Research Program commenced prior to the end of such [***] period and is still in effect at the end of such [***] period, then the Term shall automatically continue solely with respect to any such Research Program until the expiration or termination of the Collaboration Term for such Research Program. For the avoidance of doubt, expiration of the Term of this Agreement will not affect the effectiveness of any License Agreement.

8.2 Termination for Material Breach. This Agreement may be terminated in its entirety by a Party for a material breach or material default by the other Party of its obligations under this Agreement; provided, that the breaching Party has not cured such breach within [***] after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement. Any termination of this Agreement under this Section 8.2 shall become effective at the end of the Cure Period, unless the breaching Party has cured such breach prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then such Cure Period shall be extended for an additional [***] so long as the breaching Party continues to use commercially reasonable efforts to cure such material breach during such extension period.

8.3 Termination for Bankruptcy. If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up, or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded, or stayed within ninety (90) days after the filing thereof and seeks to reject this Agreement, the other Party may treat this Agreement as terminated by such rejection, effective immediately upon written notice to such Party.

8.4 Termination for Patent Challenge. Each Party has the right to terminate this Agreement upon written notice to the other such other Party if one or more of such other Parties or any of their respective Affiliates challenges, directs a Third Party to challenge, or supports the challenge by a Third Party of, in a legal or administrative proceeding, the patentability, enforceability or validity of any Program Patents (each, a “Patent Challenge”); provided that (a) this Section 8.4 will not apply to (1) any such Patent Challenge that is first made by a Party or one of their respective Affiliates in defense of a claim of patent infringement brought by any other Party under the applicable Program Patent, or (2) any requests for re-examination or re-issue of such Program Patents to the extent that such actions are reasonably necessary or desirable to ensure adequate protection for the Program Patents, and (b) with respect to any Third Party that becomes an Affiliate a Party during the Term as a result of a Change of Control of such Party or Third Party Acquisition by such Party, this Section 8.4 will not apply to any Patent Challenge involving such Third Party (i) if such Patent Challenge was initiated at least [***] before the signing of the definitive document(s) whereby such Third Party becomes such an Affiliate, or (ii) if such Patent Challenge was initiated within any such [***] period, if such Party, as applicable, causes such Patent Challenge to be terminated or dismissed (or in the case of ex parte proceedings, multi-party proceedings, or other Patent Challenges to be withdrawn, causes such Third Party to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge).

8.5 Effects of Termination. Upon expiration or termination of this Agreement for any reason each Party shall comply with the return and destruction obligations with respect to Confidential Information of the other Party that are in its or its Affiliates’, sublicensees’ or Third Party contractors’ possession or control in accordance with Article 5. Upon the termination of this Agreement by Pyxis in accordance with Section 8.2, Section 8.3 or Section 8.4, the Exclusive Option with respect to any Research Program for which the Option Term commenced prior to the effective date of termination shall survive termination for the remainder of such Option Term.

8.6 Surviving Provisions.

8.6.1 Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to any Party under this Agreement, at law, or in equity.

8.6.2 Survival. Without limiting the provisions of Section 8.6.1, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement (to the extent in effect as of the Effective Date), in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1, Section 3.5.2, Section 6.4, Article 7, Section 8.5, Section 8.6 and Article 9. In addition, the provisions of Article 5 shall survive the termination or expiration of this Agreement for a period of five (5) years.

ARTICLE 9

MISCELLANEOUS

9.1 Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

9.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given:

If to Pyxis:

Pyxis Oncology, Inc.

35 CambridgePark Drive

Cambridge, MA 02140

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 301

Baltimore, MD 21209

Attention: [***]

Email: [***]

If to Alloy:

Alloy Therapeutics, Inc.

44 South Main Street, 3rd Floor

Hanover, NH 03755

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: [***]

Email: [***]

If to the Company:

Voxall Therapeutics, LLC

44 Hartwell Avenue

Lexington, MA 02421

Attention: Board of Directors

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 9.2.

9.3 Assignment. Except as provided in this Section 9.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any Party without the consent of the other Parties; provided, however, that Pyxis and Alloy may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to an Affiliate of such Party; (b) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement; or (c) pursuant to a merger or consolidation (or similar transaction) of the assigning Party. Any attempted assignment not in accordance with this Section 9.3 shall be void.

9.4 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

9.5 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules.

9.6 Dispute Resolution.

9.6.1 Generally. In the event of a dispute arising under this Agreement between the Parties other than a matter relating to decisions of the JSC (a “Dispute”), the Parties will discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement. If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within [***] (or such longer period as agreed in writing by the Parties), then any Party to such Dispute shall be free to initiate the proceedings outlined in Section 9.6.2. Notwithstanding anything to the contrary in this Agreement, any Party to the dispute may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement or to prevent immediate and irreparable injury, loss, or damage.

9.6.2 Binding Arbitration. Any Party hereto may have any Dispute settled by binding arbitration pursuant to this Section 9.6.2.

(a) A Party intending to commence an arbitration proceeding to resolve a relevant Dispute must first provide written notice (the “Arbitration Request”) to the other Parties of such intention, setting forth the issues for resolution, not less than [***] prior to submitting the Dispute to arbitration in accordance with this Section 9.6.2.

(b) The arbitration shall be held in Boston, Massachusetts under the commercial arbitration rules of the American Arbitration Association and conducted in English. The arbitration shall be conducted before a panel of three (3) arbitrators (the “Arbitrators”), with each Arbitrator selected in accordance with the commercial arbitration rules of the American Arbitration Association and who shall (1) be an expert with not less than fifteen (15) years’ experience in the subject matter at issue in the Dispute, (2) not be or have been an employee, consultant, officer, director or stockholder of a Party or any Affiliate of a Party and (3) not have a conflict of interest under any applicable rules of ethics. Each Party shall promptly select one (1) Arbitrator, which selections shall in no event be made later than [***] after receipt of the Arbitration Request. The Arbitrators may proceed to a decision, notwithstanding the failure of any Party to participate in the proceedings. The Arbitrators shall, within [***] after the conclusion of the arbitration hearing, issue a written decision. The Arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the Arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, but are not authorized to reform, modify or change this Agreement. The decision of the Arbitrators shall be the sole and exclusive remedy of the Parties (except for those remedies set forth in this Agreement). Judgment on the decision rendered by the Arbitrators may be enforced in any court having competent jurisdiction thereof.

(c) Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrators; provided, that the Arbitrators shall be authorized to determine whether any of the Parties is a prevailing party, and if so, to award to the prevailing Party(ies) reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses) from the non-prevailing Party.

(d) All proceedings and decisions of the Arbitrators shall be deemed Confidential Information of the Parties and shall be subject to Article 5.

9.7 Relationship of the Parties. The Parties are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute any Party as a partner, agent, or joint venturer of any other Party. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any Party or to bind any Party to any contract, agreement, or undertaking with any Third Party.

9.8 Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.9 Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

9.10 Counterparts. This Agreement may be executed in counterparts with the same effect as if all of the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.11 Interpretation.

9.11.1 Generally. In interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

9.11.2 Definitions; Interpretation.

(a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.

(c) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”

(e) The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.

(f) The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement; and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.

9.11.3 Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to Section 9.3, any reference herein to any Person shall be construed to include the Person’s successors and assigns.

9.11.4 Headings. Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.

9.12 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

9.13 Entire Agreement. This Agreement, together with the attached Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this AMENDED AND RESTATED COLLABORATION AGREEMENT to be executed by their respective duly authorized officers effective as of the Effective Date.

PYXIS ONCOLOGY, INC.		ALLOY THERAPEUTICS, INC.

By:	/s/ Lara Sullivan	By:	/s/ Errik B. Anderson
Name:	Lara Sullivan	Name:	Errik B. Anderson

Title:	Chief Executive Officer	Title:	President

VOXALL THERAPEUTICS, LLC

By:	/s/ Errik Anderson
Name: Errik Anderson

Title: Director

By:	/s/ Lara Sullivan
Name: Lara Sullivan

Title: Director

[Signature Page to Amended and Restated Collaboration Agreement]

EXHIBIT A

Draft Research Plan for Initial Selected Target 1

[***]

EXHIBIT B

Draft Research Plan for Initial Selected Target 2

[***]

EXHIBIT C

Form of License Agreement

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